Annual Statement of Compliance

VIA: EMAIL

Citigroup Commercial Mortgage Securities Inc.
388 Greenwich Street, 11th Floor
New York, New York 10013

Wells Fargo Bank, National Association
9062 Old Annapolis Road
Columbia, Maryland 21045

Re: Pooling and Servicing Agreement (the "Agreement") dated as of November 1, 2006 among Citigroup Commercial Mortgage Securities Inc., as Depositor, Wachovia Bank, National Association, as Master Servicer No. 1, Midland Loan Services, Inc., as Master Servicer No. 2, LNR Partners, Inc., as Special Servicer, and LaSalle Bank National Association, as Certificate Administrator, relating to Citigroup Commercial Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2006-C5

I, Barbara L. Marik, a First Vice President of LaSalle Bank National Association, as Certificate Administrator hereby certify that:

(1) A review of the activities of the Certificate Administrator during the preceding calendar year and of the performance of the Certificate Administrator under the Agreement has been made under my supervision; and

(2) To the best of my knowledge, based on such review, the Certificate Administrator has fulfilled all its obligations under the Agreement in all material respects throughout such year or a portion thereof.

Date: February 1, 2007

LaSalle Bank National Association, as Certificate Administrator

/s/ Barbara L Marik
Barbara L. Marik
First Vice President